Exhibit 5.1
[Letterhead of Indeglia & Carney]

E-Mail:                     greg@indegliacarney.com
June 12, 2014

Fragmented Industry Exchange, Inc.
80 Mountain Laurel Road
Fairfield Connecticut 06824

Re: Fragmented Industry Exchange, Inc. Registration Statement on Form S-1 (File Number 333-194748)

Ladies and Gentlemen:

We are special counsel to Fragmented Industry Exchange, Inc., a Delaware corporation (the “Company”). In connection with the preparation and filing of a Form S-1 Registration Statement (File Number 333-194748) (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), related to the registration under the Securities Act of an aggregate of 1,611,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) described in the Registration Statement, consisting of (i) up to 1,000,000 shares of Common Stock that will be issued by the Company (the “Company Shares”) and (ii) up to 611,000 shares of Common Stock (the “Selling Shareholder Shares”) that will be sold by certain selling shareholders of the Company (the “Selling Shareholders”), we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that (i) the Company Shares to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the prospectus constituting a part thereof, and in accordance with the resolutions adopted by the Company’s board of directors, will be validly issued, fully paid, and non-assessable and (ii) the Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Registration Statement are validly issued, fully paid, and non-assessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very truly yours,

Indeglia &Carney LLP

/s/ Indeglia & Carney LLP

11900 Olympic Blvd. | Suite 770 | Los Angeles, CA 90064
Phone 310.982.2720 | Fax 310.982.2719
Email info@indegliacarney.com | www.indegliacarney.com